NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY SALES
AND HIGHER EARNINGS

July 30, 2008

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales for the second quarter 2008 of $158.2 million, a quarterly record, and net income of $4.3 million, increases of 15% and 4%, respectively, compared to the second quarter of 2007. Earnings per diluted share were $0.41 for the second quarter of 2008, the same as the second quarter of 2007. Included in second quarter 2008 results is a charge of approximately $1.9 million of incremental expense, or approximately $0.12 per diluted share, related to the upcoming retirement of the Company’s chief executive officer.

“We had a fine second quarter in sales and profits, particularly in consideration of the much quickened escalation of raw material costs in the quarter and the CEO transition cost charged. Our raw material experience in the quarter dramatically outstripped even the unprecedented levels of the last couple of years,” commented Ronald J. Naples, Chairman and Chief Executive Officer. “Our second quarter profit was helped by considerable leverage in SG&A expenses. And, beyond the P&L, the second quarter showed excellent cash flow improvement, leading to about a $14 million reduction in net debt, our lowest level since the end of 2005. We are certainly mindful of the challenges and limited visibility of the current economic environment, but we remain committed to investing in key growth initiatives and continuing to work with our customers to recognize the value we deliver and our cost realities. We’re on our way to a solid growth year, even in the face of today’s well-known negatives, and are confident of our long-term future and the prospects for continued growth.”

Second Quarter Summary

Net sales for the second quarter were $158.2 million, up 15% compared to $137.6 million for the second quarter of 2007. The increase in net sales was primarily due to higher sales prices and foreign exchange rate translation. Volume growth in Asia/Pacific and South America, as well as higher revenue from Chemical Management Services (“CMS”), was largely offset by volume declines in the Company’s other regions. Foreign exchange rate translation increased revenues by approximately 8%. Selling price increases were realized, in part, as a result of an ongoing effort to offset higher raw material costs. CMS revenue was higher due to the impact of additional CMS accounts gained in 2007, as well as the renewal and restructuring of several of the Company’s CMS contracts.

Gross margin dollars were up by approximately $2.2 million, or 5% over the second quarter of 2007. However, the gross margin percentage was 28.3%, compared to 31.0% in the second quarter of 2007. The Company’s larger mix of CMS contracts reported on a gross versus pass-through basis decreased the gross margin percentage by approximately 0.5 percentage points. The remaining decline in the gross margin percentage is due to increased raw material costs in excess of price increases, as well as product and regional sales mix. The Company has announced and implemented a number of further price increases to aid in offsetting the significant rise in the Company’s key raw material costs.

Selling, general and administrative expenses (“SG&A”) increased $1.7 million, compared to the second quarter of 2007. Foreign exchange rate translation increased SG&A by $2.5 million. Investments in higher growth areas, as well as inflationary increases, were more than offset by lower legal and environmental costs and lower incentive compensation expense. SG&A as a percent of sales was 23.5% versus 25.7% in last year’s second quarter.

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As previously announced on May 7, 2008, Ronald J. Naples, Chairman and Chief Executive Officer of Quaker Chemical Corporation, announced his plan to retire as Quaker’s Chief Executive Officer, effective October 3, 2008. As further discussed in the Company’s 8-K filed on May 13, 2008, the Company is recognizing certain accelerated and other costs, in accordance with Mr. Naples’ Employment, Transition and Consulting Agreement, which are expected to total $5.8 million over the 2008-2010 period. Of the $3.5 million in incremental costs estimated to be incurred in 2008, approximately $1.9 million, or approximately $0.12 per diluted share, was recognized in the second quarter of 2008.

Other income includes a net arbitration award of approximately $1.0 million, or approximately $0.04 per diluted share, related to litigation with one of the former owners of the Company’s Italian subsidiary. The decrease in interest expense is due to lower average debt balances and interest rates, as well as higher interest income.

Year-to-Date Summary

Net sales for the first half of 2008 were $305.9 million, up 16.5% from $262.5 million for the first half of 2007. The increase in net sales was attributable to volume growth, higher sales prices and foreign exchange rate translation. Volume growth was realized in virtually all the Company’s regions, including higher revenue related to the Company’s CMS channel. Foreign exchange rate translation increased revenues by approximately 8%. Selling price increases were realized, in part, as a result of an ongoing effort to offset higher raw material costs. CMS revenues were higher due to the impact of additional CMS accounts gained in 2007, as well as the renewal and restructuring of several of the Company’s CMS contracts.

Gross margin dollars were up $7.3 million, or 9% for the first half of 2008, compared to the first half of 2007. However, gross margin percentage was 28.9% for the first half of 2008, compared to 30.9% in the first half of 2007. The Company’s larger mix of CMS contracts reported on a gross versus pass-through basis decreased the gross margin percentage by approximately 0.5 percentage points. The remaining decline in the gross margin percentage is due to increased raw material costs in excess of price increases, as well as product and regional sales mix.

SG&A for the first half of 2008 increased $4.3 million, compared to the first half of 2007. Foreign exchange rate translation increased SG&A by $4.8 million. Investments in higher growth areas, as well as inflationary increases, were more than offset by lower legal and environmental costs and lower incentive compensation expense.

Other income includes the net arbitration award noted above. The decrease in interest expense is due to lower average debt balances and interest rates, as well as higher interest income.

Balance Sheet and Cash Flow Items

The Company’s net debt-to-total-capital ratio has decreased to 28% from 32% at December 31, 2007, primarily on strong second quarter 2008 operating cash flow. Compared to the first quarter of 2008, operating cash flow improved $14.3 million.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss second quarter results is scheduled for July 31, 2008 at 3:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$158,188	$137,598	$305,906	$262,489

Cost of goods sold	113,402	94,986	217,485	181,331

Gross margin	44,786	42,612	88,421	81,158
%	28.3%	31.0%	28.9%	30.9%

Selling, general and administrative expenses	37,153	35,409	71,657	67,328

CEO Transition Costs	1,880	-	1,880	-

Operating income	5,753	7,203	14,884	13,830
%	3.6%	5.2%	4.9%	5.3%

Other income, net	1,687	909	1,848	1,236
Interest expense, net	(979)	(1,501)	(2,161)	(2,851)
Income before taxes	6,461	6,611	14,571	12,215

Taxes on income	2,116	2,298	4,881	4,142
	4,345	4,313	9,690	8,073

Equity in net income of associated companies	187	266	299	391
Minority interest in net income of subsidiaries	(211)	(428)	(575)	(776)

Net income	$4,321	$4,151	$9,414	$7,688
%	2.7%	3.0%	3.1%	2.9%

Per share data:
Net income - basic	$0.42	$0.42	$0.92	$0.77
Net income - diluted	$0.41	$0.41	$0.91	$0.76

Shares Outstanding:
Basic	10,285,121	9,983,535	10,185,490	9,945,819
Diluted	10,559,449	10,118,653	10,366,569	10,074,060

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$22,170	$20,195
Construction fund (restricted cash)	9,325	-
Accounts receivable, net	121,599	118,135
Inventories, net	66,560	60,738
Prepaid expenses and other current assets	14,516	14,433
Total current assets	234,170	213,501

Property, plant and equipment, net	66,760	62,287
Goodwill	47,129	43,789
Other intangible assets, net	7,480	7,873
Investments in associated companies	7,972	7,323
Deferred income taxes	30,480	30,257
Other assets	40,315	34,019
Total assets	$434,306	$399,049

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,818	$4,288
Accounts and other payables	73,718	67,380
Accrued compensation	11,403	17,287
Other current liabilities	17,280	17,396
Total current liabilities	105,219	106,351
Long-term debt	87,405	78,487
Deferred income taxes	8,784	7,583
Other non-current liabilities	75,118	71,722
Total liabilities	276,526	264,143

Minority interest in equity of subsidiaries	4,883	4,513

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,612,269 shares	10,612	10,147
Capital in excess of par value	19,029	10,104
Retained earnings	120,375	115,767
Accumulated other comprehensive income (loss)	2,881	(5,625)
Total shareholders' equity	152,897	130,393
Total liabilities and shareholders' equity	$434,306	$399,049

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the six months ended June 30,
(Dollars in thousands)

	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$9,414	$7,688
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,457	5,500
Amortization	606	611
Equity in net income of associated companies, net of dividends	(299)	(26)
Minority interest in earnings of subsidiaries	575	776
Deferred compensation and other, net	2,498	1,276
Stock-based compensation	1,762	561
(Gain) loss on disposal of property, plant and equipment	(76)	6
Insurance settlement realized	(685)	(913)
Pension and other postretirement benefits	(3,311)	(1,773)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	1,013	(14,785)
Inventories	(3,806)	(3,921)
Prepaid expenses and other current assets	(885)	(989)
Accounts payable and accrued liabilities	(4,146)	3,123
Net cash provided by (used in) operating activities	8,117	(2,866)

Cash flows from investing activities
Capital expenditures	(7,038)	(4,180)
Payments related to acquisitions	(1,000)	(1,527)
Proceeds from disposition of assets	117	106
Insurance settlement received and interest earned	5,178	5,326
Change in restricted cash, net	(13,818)	(4,413)
Net cash used in investing activities	(16,561)	(4,688)

Cash flows from financing activities
Net decrease in short-term borrowings	(1,488)	(2,841)
Proceeds from long-term debt	10,000	10,921
Repayments of long-term debt	(2,120)	(448)
Dividends paid	(4,550)	(4,304)
Stock options exercised, other	7,628	2,605
Distributions to minority shareholders	-	(270)
Net cash provided by financing activities	9,470	5,663

Effect of exchange rate changes on cash	949	346
Net increase (decrease) in cash and cash equivalents	1,975	(1,545)
Cash and cash equivalents at the beginning of the period	20,195	16,062
Cash and cash equivalents at the end of the period	$22,170	$14,517